NSAR
							Exhibit 77O
	811-01716

Securities Purchased in Underwritings Involving Transactions with Sanford C. Bernstein and Co.
Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 Transactions <> July through September 2013

AB Select US Equity Portfolio






Security



Date
Purchased



Shares
Purchased


Price
per
Share



Underwriting
Concession
Shares
Purchased
by AB
including
the Funds
Foundation
Medicine, Inc.
9/24/2013
3,649
$18.00
$1.2600
125,000








Total
Shares
Offered

% of
Offering
Purchased
by AB
including
the
Funds




Purchased
From^


Shares
Held
9/30/13


Price per
Share
9/30/13
5,888,888
2.12%
Goldman
Sachs
3,649
$39.64

 With respect to the transactions, the issuer (including the operations of any predecessors) had been in business for a period of at least three years, and the securities purchased were (1) part of an issue registered under the Securities Act of 1933 and offered to the public, (2) purchased prior to the end of the first day on which any sales were made, at a price not more than the price paid by each other purchaser of securities in the offering or in any concurrent offering of the securities if not offered for subscription upon exercise of rights or, if so offered, purchased on or before the fourth day preceding the day on which the rights offering terminated, and (3) offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

 The commission, spread or profit received or to be received by the principal underwriters was determined by the appropriate officers of the Adviser to be reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities sold during a comparable period of time.

 Aggregate purchases by all AB buy-side clients, including the Fund, did not exceed 25% of the pricipal amount of the Offering.

^ Sanford C. Bernstein & Co., LLC (SCB&Co.), an affiliated broker-dealer of the Fund, was a co-manager of the underwriting syndicate for this transaction and was allocated
3.00% of the Offering. Other members of the underwriting syndicate for the Offering were as follows: JPMorgan, Goldman Sachs, and Leerink Swann
LLC.




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ablegal -  2131165 v1
ablegal -  2629396 v1